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                                                                   Exhibit 11(c)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus for the Munder Institutional S&P 500 Index Equity, Munder Institutional S&P MidCap Index Equity, Munder Institutional S&P SmallCap Index Equity, Munder Institutional Short Term Treasury and Munder Institutional Money Market Funds; (five of the Portfolios constituting St. Clair Funds, Inc.) and the Prospectus for the Liquidity Plus Money Market Fund of St. Clair Funds, Inc.; the Statement of Additional Information for the Munder S&P 500 Index Equity, Munder S&P MidCap Index Equity, Munder S&P SmallCap Index Equity, Munder Aggregate Bond Index and Munder Foreign Equity Funds of St. Clair Funds, Inc; and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information for the Munder Institutional S&P 500 Index Equity, Munder Institutional S&P MidCap Index Equity, Munder Institutional S&P SmallCap Index Equity, Munder Institutional Short Term Treasury and Munder Institutional Money Market Funds of St. Clair Funds, Inc. and the Statement of Additional Information for the St. Clair Funds, Inc. for the Liquidity Plus Money Market Fund included in Post-Effective Amendment No. 28 to the Registration Statement of the St. Clair Funds, Inc.

We also consent to the incorporation by reference into the respective Statements of Additional Information of St. Clair Funds, Inc. of our reports dated February 9, 1998 with respect to the financial statements and financial highlights of the Munder Institutional S&P 500 Index Equity Fund, Munder Institutional S&P SmallCap Index Equity Fund, and Liquidity Plus Money Market Funds of St. Clair Funds.

                                       /s/ Ernst & Young LLP
                                       ---------------------
                                       ERNST & YOUNG LLP


April 14, 1998
Boston, Massachusetts